Exhibit 99.1

MannKind Corporation Reports 2011 Second Quarter Financial Results

- Conference Call to Begin Today at 5:00 PM ET -

VALENCIA, Calif.--(BUSINESS WIRE)--August 4, 2011--MannKind Corporation (NASDAQ: MNKD) today reported financial results for the second quarter ended June 30, 2011.

For the second quarter of 2011 total operating expenses were $39.2 million, compared to $37.4 million for the second quarter of 2010, an increase of $1.8 million. Research and development (R&D) expenses were $30.3 million for the second quarter of 2011 compared to $26.2 million for the same quarter in 2010, an increase of $4.1 million. This 16% increase in R&D expense was primarily due to a settlement reached with Organon to resolve a dispute that arose in connection with the termination by the Company of an insulin supply agreement. In connection with the settlement, the Company received the first of two shipments of recombinant human insulin from Organon and paid the first of two $8 million installments in the second quarter of 2011. Additionally, the Company recorded a loss contingency as of June 30, 2011 of $3.9 million in connection with the second installment that was paid in the third quarter of 2011. General and administrative (G&A) expenses decreased by $2.3 million to $8.9 million for the second quarter of 2011 compared to $11.2 million in the second quarter of 2010.

For the first six months of 2011, operating expenses totaled $77.2 million, compared to $78.0 million in the first half of 2010. Total R&D expenses for the six months ended June 30, 2011 were consistent with the same period in the prior year. Excluding expenses incurred related to the contract cancellation fee settlement between the Company and Organon of $7.6 million, R&D expenses would have decreased 14% compared to the same period in the prior year. The decrease was due to the positive impact of the Company’s cost cutting measures on operating expenses. G&A expenses decreased by $0.7 million, or 3%, to $20.7 million for the first half of 2011 as compared to $21.3 million in the same period in 2010.

The net loss applicable to common stockholders for the second quarter of 2011 was $44.5 million, or $0.37 per share based on 121.7 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $42.3 million, or $0.37 per share based on 113.1 million weighted average shares outstanding for the second quarter of 2010. The number of common shares outstanding at June 30, 2011 was 130,905,582, including the 9,000,000 shares loaned to Bank of America under a share lending agreement in connection with senior convertible notes due in 2015. The 9,000,000 shares which will be returned once the entire principal amount of the notes ceases to be outstanding.

The net loss for the first half of 2011 was $86.0 million, or $0.71 per share based on 121.4 million weighted average shares outstanding, compared with a net loss of $87.0 million, or $0.77 per share based on 113.1 million weighted average shares outstanding, for the first half of 2010.

Cash, cash equivalents and marketable securities were $25.3 million at June 30, 2011 and $70.4 million at December 31, 2010. As of June 30, 2011, the Company had $80.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (866) 383-8008 or (617) 597-5341 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 286-8010 or (617) 801-6888 and use the passcode: 71578373.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA(R), is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to available borrowings under MannKind’s loan agreement, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Cumulative period from February 14, 1991 (date of inception) to June 30,
	2011	2010	2011	2010	2011
Revenue	$—	$93	$50	$93	$3,131
Operating expenses:
Research and development	30,296	26,160	56,585	56,651	1,322,677
General and administrative	8,890	11,196	20,652	21,306	360,253
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	39,186	37,356	77,237	77,957	1,854,084
Loss from operations	(39,186)	(37,263)	(77,187)	(77,864)	(1,850,953)
Other (expense) income	47	(1,257)	1,397	(2,047)	(1,220)
Interest expense on note payable to related party	(2,509)	(2,523)	(4,985)	(4,625)	(22,436)
Interest expense on senior convertible notes	(2,834)	(1,211)	(5,247)	(2,421)	(23,100)
Interest income	2	3	17	6	36,988
Loss before provision for income taxes	(44,480)	(42,251)	(86,005)	(86,951)	(1,860,721)
Income taxes	—	—	—	—	(26)
Net loss	(44,480)	(42,251)	(86,005)	(86,951)	(1,860,747)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(44,480)	$(42,251)	$(86,005)	$(86,951)	$(1,883,959)
Net loss per share applicable to common stockholders — basic and diluted	$(0.37)	$(0.37)	$(0.71)	$(0.77)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	121,708	113,116	121,385	113,105

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	June 30, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$24,770	$60,061
Marketable securities	497	4,370
State research and development credit exchange receivable — current	—	674
Prepaid expenses and other current assets	1,593	2,849
Total current assets	26,860	73,954
Property and equipment — net	200,383	202,356
State research and development credit exchange receivable — net of current portion	885	629
Other assets	230	317
Total	$228,358	$277,256
Liabilities and Stockholders’ Deficit
Current liabilities	$21,558	$18,134
Senior convertible notes	209,979	209,335
Note payable to related party	242,203	235,319
Stockholders’ deficit	(245,382)	(185,532)
Total	$228,358	$277,256

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com